Exhibit 3.18

CERTIFICATE OF FORMATION

OF

WISCONSIN TRIBAL GAMING, LLC

1. The name of the limited liability company is Wisconsin Tribal Gaming, LLC.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Wisconsin Tribal Gaming, LLC this 27th day of February, 2007.

By:	/s/ Michael J. Ciaccio
Printed Name: Michael J. Ciaccio
Its:	Authorized Person